Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

The Reserve Fund:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP
New York, New York
May 12, 2008